                                 PRESS RELEASE

               [LOGO AND LETTERHEAD OF PLY GEM INDUSTRIES, INC.]


New York, NY                                                     October 3, 1994

   PLY GEM Announces Actions To Improve Profitability and Shareholder Value
           Restructuring to Save Approximately $12 Million Annually


New York, NY . . . October 3, 1994 . . . . PLY GEM Industries, Inc. (Amex: PGI)
today announced a restructuring to improve profitability and position the company for quality long term growth.

According to Chairman and CEO Jeffrey S. Silverman, "The restructuring announced today is another important step in positioning PGI to succeed in an increasingly competitive global marketplace. The actions we are taking will result in a fundamental change in the way our company does business. We are creating a new organization sharply changed in how it thinks, works, reacts and capitalizes on business opportunities. These changes are being initiated by our new President Monte R. Haymon, based upon an evaluation of our businesses to determine how operating performance could be improved and shareholder value enhanced."

The profit improvement actions involve delayering the organization, changing business processes, utilizing facilities more effectively, and improving product line management.

These actions, which will be implemented over the next twelve months, will have the following significant results:

. Upon full implementation, PLY GEM should realize annual pretax savings of approximately $12 million.

. A reduction of approximately 15% of the work force, or approximately 600 jobs will be effected.

. PLY GEM will record a third quarter one time non-recurring pretax charge of $36.3 million consisting of the restructuring charge and other non-recurring items. This charge includes $14 million of non cash charges for asset write-offs including facility closures.

                                    (OVER)

. A consolidation of selected regional distribution facilities and certain manufacturing facilities to reduce fixed expenses.

. The restructuring of basic business operations involving the way PLY GEM deals with its customers, suppliers, and employees.


"We are making these changes at a time when our financial results are strong. Our businesses are sound, profitable and growing, and they will become even more competitive as a result of these actions. We are committed to optimizing the linkages between various business processes which will enhance our ability to profitably select, serve and satisfy customers in ways no competitor can match," said PLY GEM President and COO Monte R. Haymon.

"We are not changing the business we are in, but are fundamentally changing the way we think and the way we work so that we can provide leading edge products and services to our customers. These changes are the result of an in-depth study of each of our businesses to determine how to improve productivity, quality and customer satisfaction while reducing costs. We are challenging the 'business as usual' mentality and making major changes in our organizational structure and business processes to create a world class manufacturer of specialty products for the home improvement industry. These actions should enable PLY GEM to reach dramatically higher levels of profitability and to build a foundation for future success," concluded Mr. Haymon.


                                       #



Co. Contact:  Diane M. Cady
              Vice President, Investor Relations
              (212) 832-1550